Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

        This FIRST SUPPLEMENTAL INDENTURE, dated as of July 9, 2001 (the "First Supplemental Indenture"), is made and entered into by and among SESI, L.L.C., a Delaware limited liability company (the "Company"), Wild Well Control, Inc., a Texas corporation ("Wild Well"), Blowout Tools, Inc., a Texas corporation ("Blowout"), and The Bank of New York, as trustee (the "Trustee"), pursuant to an Indenture, dated as of May 2, 2001, among the Company, Superior Energy Services, Inc., the Subsidiary Guarantors named therein and the Trustee (the "Indenture"). All capitalized terms used in this First Supplemental Indenture that are not otherwise defined herein shall have the respective meanings assigned to them in the Indenture.

RECITALS

        WHEREAS, Wild Well and Blowout desire to Guarantee the Company's obligations with respect to the Notes on the terms provided for in the Indenture;

        WHEREAS, Section 9.01 of the Indenture provides, among other things, that the Company and the Trustee may amend the Indenture and the Notes without the consent of any Holder of a Note to add Guarantees with respect to the Notes, including any Subsidiary Guaranties;

        WHEREAS, the Company desires to amend the Indenture and the Notes to add Wild Well and Blowout as Guarantees with respect to the Notes; and

        WHEREAS, the Company, Wildwell, Blowout and the Trustee are executing and delivering this First Supplemental Indenture in order to provide that Wild Well and Blowout shall Guarantee the Company's obligations with respect to the Notes on the terms provided for in the Indenture.

        NOW, THEREFORE, for and in consideration of the premises, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, it is mutually agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE ONE
AMENDMENT TO INDENTURE

        Section 1.1    Addition of Subsidiary Guarantors. Wild Well and Blowout each hereby agree to Guarantee the Company's obligations with respect to the Notes on the terms provided for in the Indenture for the benefit of the Holders of the (i) Initial Notes, (ii) if and when issued pursuant to a registered exchange offer for Initial Notes, the Exchange Notes and (iii) if and when issued, any Additional Notes that the Company may from time to time choose to issue pursuant to the Indenture.

        Section 1.2    Definition. The definition of "Subsidiary Guarantor" contained in Section 1.01 of the Indenture is hereby amended to include Blowout Tools, Inc. and Wild Well Control, Inc. as Subsidiary Guarantors.

ARTICLE TWO
GENERAL PROVISIONS

        Section 2.1.    Effectiveness of Amendment.  This First Supplemental Indenture is effective as of the date first written above.

        Section 2.2.    Ratification of Indenture.  The Indenture is in all respects acknowledged, ratified and confirmed, and shall continue in full force and effect in accordance with the terms thereof and as supplemented by this First Supplemental Indenture. The Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument.

        Section 2.3.    Certificate and Opinion as to Conditions Precedent.  Simultaneously with and as a condition to the execution of this First Supplemental Indenture, the Company is delivering to the Trustee:

        (a)    an Officers' Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, the First Supplemental Indenture is permitted by the indenture and all conditions precedent and covenants, if any, provided for in the indenture relating to the amendment and supplement of the Indenture have been satisfied; and

         (b)    an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee meeting the requirements set forth in Section 9.06 of the Indenture.

        Section 2.4.    Effect of Headings.  The Article and Section headings in this First Supplemental Indenture are for convenience only and shall not affect the construction of this First Supplemental Indenture.

        Section 2.5.    Governing Law.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

        Section 2.6.    Counterparts.  This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute the same instrument. Delivery of an executed counterpart of a signature page of this First Supplemental Indenture by facsimile transmission shall be effective as delivery of a manually executed counterpart of this First Supplemental Indenture.

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         IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

                                                                                  SESI, L.L.C.,
                                                                                 a Delaware limited liability company

                                                                                      By: Superior Energy Services, Inc.
                                                                                      as sole member

                                                                                          By:       /s/ Robert S. Taylor
                                                                                                          Robert S. Taylor
                                                                                                 Vice President, Treasurer and
                                                                                                      Chief Executive Officer

                                                                                  THE BANK OF NEW YORK
                                                                                  as Trustee

                                                                                  By:            /s/ Robert A. Massimillo
                                                                                                      Robert A. Massimillo
                                                                                                    Assistant Vice President

                                                                                  BLOWOUT TOOLS, INC.

                                                                                  By:                  /s/ Robert S. Taylor
                                                                                                          Robert S. Taylor
                                                                                                                 Treasurer

                                                                                  WILD WELL CONTROL, INC.

                                                                                  By:               /s/ Robert S. Taylor
                                                                                                          Robert S. Taylor
                                                                                                                Treasurer